UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2007

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Certain Officers

On September 25, 2007, Integral Systems, Inc. (“Integral” or the “Company”) announced the resignation by William R. Lewis from his position as interim Chief Financial Officer of the Company, effective as of September 25, 2007. Mr. Lewis will remain with the Company in his current position of Treasurer.

(c) Appointment of Certain Officers

On September 25, 2007, the Company announced the appointment of William M. Bambarger, Jr., age 43, to serve as Chief Financial Officer of the Company, effective as of September 25, 2007.

Mr. Bambarger joins the Company from EnergySolutions, LLC (formerly Duratek Inc.), where he served as Senior Vice President, Corporate Controller and Chief Accounting Officer. Mr. Bambarger joined Duratek Inc. (“Duratek”) in 2001 and remained with Duratek following its acquisition by EnergySolutions, LLC (“EnergySolutions”) in 2006. Mr. Bambarger led EnergySolutions’ accounting and financial systems personnel through its integration process and subsequent acquisitions. In addition, he led EnergySolutions’ budgeting and forecasting operations and its compliance efforts. Prior to joining Duratek, Mr. Bambarger served as Director of Corporate Accounting for McCormick and Company from 2000 to 2001. Mr. Bambarger held various financial leadership positions including Senior Vice President and Chief Financial Officer of RWD Technologies from 1992 to 2000. Mr. Bambarger holds a bachelor’s degree in accounting from the University of Baltimore and is a CPA.

Mr. Bambarger and the Company have entered into an employment agreement, effective as of September 25, 2007 (the “Agreement”). Mr. Bambarger’s annual base salary will be two hundred and thirty-five thousand dollars ($235,000), which will be prorated for calendar year 2007. The Company has also agreed to allow Mr. Bambarger to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company.

The term of the Agreement is for a period of three (3) years, and may be extended from time to time. The Agreement may be terminated upon mutual agreement, upon Mr. Bambarger’s death or total disability, or for cause. Further, the Agreement may be terminated by the Company with or without cause. Following the termination of Mr. Bambarger’s employment by the Company for any reason other than cause, the Company will pay Mr. Bambarger the base salary to which he would have been entitled had he remained employed by the Company through the first anniversary of the date of his termination, net of any compensation Mr. Bambarger receives thereafter from any third party employer. In the event that Mr. Bambarger’s employment is terminated voluntarily by Mr. Bambarger or by the Company for cause, the Company will have no duty to make any payments or provide any other benefits to Mr. Bambarger other than payment of his base salary accrued through the date of termination and any other benefits then due. In the event that the Agreement is terminated due to Mr. Bambarger’s death or total disability, the Company must pay, in addition to any insurance or disability benefits to which Mr. Bambarger may be entitled, all amounts accrued or vested prior to such termination. Upon termination for death, total disability or without Cause, Mr. Bambarger will, subject to certain restrictions, be entitled to a bonus for the fiscal year in which the date of termination occurs, prorated for the period of his employment in such fiscal year.

In addition, on September 25, 2007, Mr. Bambarger received an initial grant of options to purchase 25,000 shares of the Company’s common stock at an exercise price of $22.50 per share (the close price of the Company’s common stock on September 25, 2007 as reported on the Nasdaq Stock Market). Such option grant was made under the Company’s 2002 Stock Incentive Plan. Such options will vest in 5,000 share increments on each anniversary of the date of grant and will expire on the 6th anniversary of the date of grant. In the event of termination of Mr. Bambarger’s employment, all unvested options will expire.

The foregoing summary of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, which will be filed with the Company’s next periodic report.

There are no arrangements or any other understandings between Mr. Bambarger and any other person pursuant to which Mr. Bambarger was selected as an officer. Neither Mr. Bambarger nor any member of his immediate family has, since the beginning of the Company’s last fiscal year, been or is a party, directly or indirectly, to any transaction or currently proposed transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Lewis’s resignation and Mr. Bambarger’s appointment is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure

The Company also confirms in the press release attached hereto as Exhibit 99.1 that it has ceased the strategic alternative review process that it had commenced in 2006.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release dated September 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2007	INTEGRAL SYSTEMS, INC.

	By:	/s/ Alan W. Baldwin
Alan W. Baldwin
Chief Executive Officer